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                                                                   Exhibit 5.1


                                December 6, 2002



Navistar International Corporation
4201 Winfield Road
P.O. Box 1488
Warrenville, Illinois 60555

         Re:      REGISTRATION STATEMENT ON FORM S-3

         I am providing this letter in my capacity as Senior Vice President and General Counsel of Navistar International Corporation, a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of 7,755,030 shares of its Common Stock, par value $.10 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"). All of the shares to be registered pursuant to the Registration Statement are being offered by the selling stockholders named in the Registration Statement.

         In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares to the selling stockholders.

         Based upon and subject to the foregoing qualifications, assumptions and limitations set forth below, I am of the opinion that the Shares have been duly authorized, validly issued and are fully paid and nonassessable.

         My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as Exhibit 5.1 to the Registration Statement. I also consent to the reference to my name under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission.

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Navistar International Corporation
Page 2

         I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance and sale of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

                                       Sincerely,

                                       /s/ ROBERT A. BOARDMAN
                                       ---------------------------------
                                       Robert A. Boardman
                                       Senior Vice President and General
                                       Counsel